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                                                              Exhibit 5(e)

                                LAW OFFICES OF
                                 STEVENS & LEE
                          A PROFESSIONAL CORPORATION
                            111 NORTH SIXTH STREET
                            READING, PA  19603-0679


                                     December 26, 1995


The United Illuminating Company
157 Church Street
New Haven, CT  06506-0901

Ladies and Gentlemen:

     We understand that Meridian Trust Company, not in its individual capacity, but solely as Owner Trustee (the "Owner Trustee") under a Trust Agreement with an equity investor (the "Trust Agreement"), proposes to issue Seabrook 1 Secured Lease Obligation Bonds (the "Bonds"). Such Bonds will be secured by, among other things, an assignment of rentals to be paid by The United Illuminating Company (the "Company") under the Facility Lease between the Owner Trustee, as Lessor, and the Company, as Lessee (the "Lease"). We further understand that a registration statement on Form S-3 (No. 33-64003) (the "Registration Statement") relating to such Bonds has been filed under the Securities Act of 1933, as amended, and is to become effective on or about the date hereof.

     All capitalized terms not defined herein shall have the meaning ascribed to them in the Trust Agreement and the Registration Statement. It is our opinion that, when the Trust Agreement and the documents filed as Exhibits 4(a)-(m) to the Registration Statement (the "Documents") and the Bonds shall have been duly authorized, executed and delivered by the parties thereto, and when the Bonds shall have been duly authenticated and value given therefor, the Bonds will have been duly and validly issued under the Indenture of Mortgage and Deed of Trust filed as Exhibit 4(a) to the Registration Statement, as supplemented by Supplemental Indenture No. 2 filed as Exhibit 4(c) to the Registration Statement, and will be valid and binding obligations of the Owner Trustee.

     We have assumed for the purposes of this opinion that the Documents will be the valid, legal and binding obligations of each of the parties thereto other than the Owner Trustee. We express no opinion as to laws other than laws of the Commonwealth of Pennsylvania and the federal laws of the United States governing the trust powers of Meridian Trust Company.
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     A copy of this opinion is being provided to the law firm of Haight,
Gardner, Poor & Havens, New York, New York, which firm is entitled to rely hereon.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we also consent to the reference to our Firm in the Registration Statement, and in the prospectus constituting a part thereof. By granting this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                 Very truly yours,

                                 STEVENS & LEE